UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):   June 5, 2007

Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4C Cedar Brook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 495-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2007, our Board of Directors, upon the recommendation of the Compensation Committee of the Board of Directors, approved new employment agreements with Carl Spana, Ph.D., as our Chief Executive Officer and President, Stephen T. Wills as our Executive Vice President of Operations and Chief Financial Officer, and Trevor Hallam, Ph.D., as our Executive Vice President of Research and Development.

The employment agreements expire June 30, 2010, provide a base annual salary of $390,000 for Spana and $321,000 for Wills and Hallam, and provide cash performance bonuses at the discretion of the Board of Directors. The agreements provide that options granted to the named executive officers accelerate upon termination of employment except for voluntary resignation by the officer or termination for cause. In the event of retirement, termination by the officer for good reason, or termination by the Company other than for cause, options may be exercised until the earlier of twenty-four months following termination or expiration of the option term.

The employment agreements further provide for twenty-four months severance pay for Spana and eighteen months severance pay for Wills and Hallam in the event of termination at the election of the Board of Directors, termination by the officer for good reason, or termination by the officer for good reason or at the election of the Board of Directors following a change in control. Health insurance premiums are paid for the period of severance pay.

Separately, the Board of Directors approved cash bonuses in the amount of $60,000 for Spana and $42,500 for Wills and Hallam.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PALATIN TECHNOLOGIES, INC.

Date: June 8, 2007	By: /s/ Stephen T. Wills Stephen T. Wills, CPA, MST Executive Vice President - Operations and Chief Financial Officer